Exhibit 2

                            Dated 26th June 1998


                       DOMINION RESOURCES, INC. (1)

                                  and

                       DR NOTTINGHAM INVESTMENTS (2)

                                  and

                           DEI U.K., INC. (3)

                                  and

                       POWERGEN INVESTMENTS LIMITED (4)

                                  and

                            POWERGEN PLC (5)


                               AGREEMENT

                     relating to the sale and purchase
                of the whole of the issued share capital of
                              DR Investments





                          LINKLATERS & PAINES
                            One Silk Street
                            London EC2Y 8HQ

                       Tel: (+44) 171 456 2000

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        Agreement for Purchase of Shares

        This Agreement is made on 26th June 1998

        Between:

        (1) Dominion Resources, Inc. whose principal office is at 901 East Byrd Street, Richmond, Virginia, 23219 (Dominion);

        (2) The Persons named in Part 1 of Schedule 1 (the Vendors);

        (3) PowerGen Investments Limited whose registered office is at 53 New Broad Street, London EC2M 1JJ (the Purchaser); and

        (4) PowerGen plc whose registered office is at 53 New Broad Street, London EC2M 1JJ (PowerGen).

        It is agreed as follows:

1       Interpretation

        In this Agreement, including its Schedules, the headings shall not affect its interpretation and, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1     Definitions

        Audited Accounts means the audited accounts of the Company and of each of the Subsidiaries and the audited consolidated group accounts of the Group for the financial periods from 7 November 1996 to 9 January 1997, 10 January 1997 to 31 March 1997 and 1 April 1997 to the Balance Sheet Date and the EME Regulatory Accounts and the EME Audited Accounts;

        Balance Sheet Date means 28 December 1997;

        Borrowings means indebtedness (a) for money borrowed or raised by whatever means (including finance leases); and (b) for the deferred purchase price of assets (other than goods obtained on normal commercial terms in the ordinary course of business);

        Business Assets means the assets used in connection with the business of the Group as carried on at the date hereof;

        Business Day means a day on which banks are open for business in England and in the Commonwealth of Virginia in the United States (excluding Saturdays, Sundays and public holidays);

        Circular means the circular to be sent by the Purchaser to its shareholders which will contain a notice convening an Extraordinary General Meeting of the Purchaser at which the resolution referred to in Clause 4.1 will be proposed;

        Company means DR Investments, details of which are contained in Part 2 of Schedule 1;

        CHAPS means clearing houses automated payment systems;

        Completion means the completion of the sale and purchase of the Shares pursuant to Clause 6;

        Costs means liabilities, losses, damages, reasonable costs properly incurred (including reasonable legal costs) and reasonable expenses but excluding the loss or denial of any Relief;

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        Disclosure Letter means the letter of even date with this Agreement from the Vendors to the Purchaser disclosing information constituting exceptions to the Warranties;

        Dominion Audited Accounts means the consolidated group accounts of the Company and its subsidiary undertakings for the financial period ended on the Balance Sheet Date but shall not include the figures for the periods ended 31 March 1997 which are referred to in those accounts;

        Dominion UK means DR Investments (UK) PLC;

        EME means East Midlands Electricity Plc;

        EME Audited Accounts means the audited consolidated accounts of EME and its subsidiary undertakings for the year ended 31 March 1997;

        EME Regulatory Accounts means the regulatory accounts of EME for the twelve month periods ended 31 March 1997 and 31 March 1998;

        Encumbrance means any encumbrance or security interest of any kind including, without limitation, any claim, charge, mortgage, security, lien, pledge, option, equity, power of sale or hypothecation;

        Group or Group Companies means the Company and the Subsidiaries and Group Company means any one of them;

        Intra-Group Guarantees means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever given to any third party by any Group Company in respect of a liability of any member of the Retained Group and the guarantee dated
        8 November 1990 in favor of Corby Power Limited and the related
        Deed of Covenant;

        LPMPA means the Law of Property (Miscellaneous Provisions) Act 1994;

        Net Debt means as at a point in time, the aggregate principal amount of Borrowings by Group Companies, expressed in sterling and determined on a consolidated basis, less the aggregate amount of cash in hand at, or deposited by, Group Companies with banks and other financial institutions at that point in time;

        Payment Account Details means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by cheque, banker's draft, telegraphic or other electronic means of transfer) to the payee;

        Principal Group Company means the Company, Dominion UK and EME;

        Purchaser's Group means the Purchaser and the subsidiary undertakings of the Purchaser;

        Purchaser's Solicitors means Freshfields of 65 Fleet Street, London EC4Y 1HS;

        Reliefs means all reliefs losses trading and non-trading deficits allowances and set offs relating to Taxation;

        Retained Group means Dominion and its subsidiaries as at the date of this Agreement (but excluding any Group Company);

        Shares means 639,300,010 Ordinary Shares of (pound)1 each being the whole of the issued share capital of the Company;

        Subsidiaries means the subsidiary undertakings of the Company;

        Vendors' Solicitors means Linklaters & Paines of One Silk Street, London EC2Y 8HQ;

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        Warranties means the representations and warranties set out in Schedule
        3.

1.2     Subordinate Legislation
        Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

1.3     Modification etc. of Statutes
        Any reference to a statutory provision shall include such provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified, re-enacted or consolidated) which such provision has directly or indirectly replaced;

1.4     Companies Act 1985
        The words holding company, subsidiary and subsidiary undertaking shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985;

1.5     Interpretation Act 1978
        The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment;

1.6     Schedules etc.
        References to this Agreement shall include any Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement;

1.7     Taxation
        References to Taxation comprise all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties, charges, costs and interest relating thereto provided that references to "Taxation" shall not extend to stamp duty or penalties or interest in respect thereof;

1.8 Where any statement is qualified by the expression to the best of knowledge of Dominion (and/or the Vendors) or so far as Dominion (and/or the Vendors) is aware or any similar expression, such qualification refers to the actual knowledge of Thos. E. Capps, Edgar M. Roach, Thomas
        F. Farrell, II and Robert Davies and other officers of companies in the Retained Group who are not officers or employees of EME; and

1.9 The Schedules comprise schedules to this Agreement and form part of this Agreement.

2       Agreement to Sell the Shares

2.1     Sale of Shares

        The Vendors (each as to those of the Shares specified against its name in Part 1 of Schedule 1) shall sell (or procure to be sold) and Dominion shall procure to be sold, and the Purchaser shall purchase and PowerGen shall procure the purchase by the Purchaser of the Shares free from all Encumbrances and together with all rights and advantages now and hereafter attaching thereto.

        The Shares shall be sold on the terms that the same covenants shall be deemed to be given by the Vendors on Completion in relation to the Shares as are implied under Part I of the LPMPA where a disposition is expressed to be made with full title guarantee.

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2.2     Rights of Pre-emption
        The Vendors hereby waive irrevocably any and all rights of pre-emption over the Shares conferred by the Articles of Association or otherwise for the purposes of any transfer of the Shares pursuant to this Agreement.

3       Consideration

3.1 The consideration for the purchase of the Shares shall be the cash sum of (pound)850,552,666 which shall be divisible among the Vendors in proportion to their shareholdings and paid on the Completion Date to the account nominated by Dominion.

3.2 Payment of such sum shall be a good discharge to the payer of its obligation to make such payment and the payer shall not be obliged (in the case of a payment by the Purchaser) to see to the application of the consideration as between the relevant Vendors.

4       Conditions

4.1     Condition Precedent
        Completion of this Agreement is conditional upon the passing at a general meeting of the Purchaser of a resolution to approve the acquisition of the Shares.

4.2     Responsibility for Satisfaction
        PowerGen hereby undertakes to use all reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1 and undertakes to send the Circular to its shareholders (containing a recommendation from the directors of PowerGen to vote in favour of the resolution referred to in Clause 4.1) within 15 Business Days of the date of this Agreement containing a notice convening an extraordinary general meeting of PowerGen to be held within 24 days of the date of the Circular for the purposes of considering the resolution referred to in Clause 4.1.

4.3 The Vendors and Dominion shall and shall procure that each Group Company shall, prior to the finalisation of the Circular, give the Purchaser such assistance as the Purchaser shall reasonably require in connection with the preparation of the Circular in accordance with the Listing Rules of the London Stock Exchange.

4.4     Non-Satisfaction
        If the directors of PowerGen withdraw their recommendation to vote in favour of the resolution referred to in Clause 4.2 and the resolution is not passed or if the resolution is for any reason not put to the meeting on or before the date specified in Clause 4.5 PowerGen shall pay to the Vendors the sum of (pound)10 million to cover all the costs and expenses incurred by the Vendors and/or any Group Company in connection with the transaction the subject of this Agreement.

4.5     Consequences
        The Purchaser shall promptly give notice to the Vendors of satisfaction of the condition forthwith upon its being satisfied. If the condition in Clause 4.1 is not satisfied on or before 13 August 1998 this Agreement shall, save as expressly provided, lapse and no party shall have any claim against any other under it, save for any claim under Clause 4.4.

5       Action Pending Completion

5.1     Vendors' General Obligations
        The Vendors shall procure that, pending Completion:

        5.1.1 Each Group Company will carry on business only in the ordinary course, save in so far as agreed in writing by the Purchaser; and

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        5.1.2   The Purchaser and its agents will, upon reasonable notice and by arrangement with the Chief Executive of East Midlands, be allowed access to the books and records of each Group Company including, without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, intellectual property, supplier lists and customer lists in the possession or control of any Group Company and will, upon reasonable notice, be given such access as reasonable to the premises, directors and senior employees of each Group Company provided that the obligations of the Vendors under this Clause shall not extend to allowing access to information which is confidential to the activities of the Vendors otherwise than in connection with the Group Companies.

5.2     Restrictions on the Vendors
        Between the date of this Agreement and Completion Dominion and the Vendors shall procure that each Group Company shall not without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

        5.2.1 incur or enter into any agreement or commitment involving any capital expenditure in excess of (pound)5,000,000 in aggregate;

        5.2.2 increase the amount of Net Debt beyond its level at 24 May 1998 otherwise than in the ordinary course of business and payment of accounts payable in the normal course including, for the avoidance of doubt, the accounts payable referred to in the Disclosure Letter;

        5.2.3 pay accounts, other than in accordance with that Group Company's normal payment practices; nor

        5.2.4 acquire or agree to acquire or dispose of or agree to dispose of any asset or assets involving consideration or expenditure in excess of (pound)5,000,000 or, in the case of a series of related acquisitions or disposals, any assets involving consideration or expenditure in excess of (pound)10,000,000 in aggregate (in each case, other than in the ordinary course of business).

5.3 Pending Completion, the Vendors and Dominion shall ensure that, save with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

        5.3.1 no amendment shall be made to any of the constitutional documents of any Group Company and no resolution of any of the members of any Group Company (in their capacity as members of such Group Company) shall be voted on or approved;

        5.3.2 (in relation to any of the Group Companies) save as provided in the Disclosure Letter there is no declaration or authorisation or payment of a dividend or other distribution or any reduction of capital and (save for payment to Corby Power for power pursuant to existing agreements) no transaction shall be entered into between any Group Company and any member of the Retained Group other than the payment or repayment of any debt or loan existing between any Group Company and any member of the Retained Group at the date of this Agreement as set out in the Disclosure Letter;

        5.3.3 (in relation to any of the Group Companies) no share or loan capital or securities of such company or securities convertible into any of the foregoing is created, allotted, issued, purchased or redeemed nor is any option over or other right to subscribe or purchase any such shares, loan capital or securities granted;

        5.3.4 no Encumbrance is granted or created over or affecting (i) the Shares nor (ii) (except in the ordinary course of business, by operation of law or as a consequence of or pursuant to any agreement entered into prior to the date of this Agreement) the whole or any part of the Business Assets;

        5.3.5 no change shall be made in terms of employment, including pension fund commitments, by any Group Company (other than those required by law) which could increase the total staff costs of the Group by more than (pound)750,000 per annum or the remuneration of any one director or employee by more than (pound)5,000 per annum;

        5.3.6 no Group Company shall make any loan or advance to any person otherwise than the granting of trade credit in the ordinary course of business;

        5.3.7 the liability of any Group Company under any Intra-Group Guarantees existing at the date of this Agreement shall not be increased or extended and no new Intra-Group Guarantees shall be entered into by any Group Company;

        5.3.8 no Group Company shall enter into any contract or commitment (or make a bid or offer which may lead to a contract or commitment) having a value or involving expenditure in excess of (pound)5,000,000 or which is of a long term or unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of the operations of the Group;

        5.3.9 no Group Company shall enter into any material understanding or commitment (as defined in paragraph 2(B) of Schedule 3) with any regulator save as required by law;

        5.3.10 no Group Company shall agree to any material variation of any existing contract, licence, consent, permission or approval to which that Group Company is a party and which may have a material effect upon the nature or scope of the operations of the Group;

        5.3.11 no Group Company shall (whether in the ordinary and usual course of business or otherwise) enter into any contract or arrangement which may give rise to any liability pursuant to the debenture dated 1 November 1990 made between EME and the Secretary of State for Energy;

        5.3.12 there is no material change in the cash management system of the Group; and

        5.3.13 each Group Company shall take all reasonable steps to preserve and protect its assets.

6       Completion

6.1     Date and Place
        Subject to Clause 4, Completion shall take place at the offices of the Vendors' Solicitors on 29th July 1998 or two Business Days after the condition set out in Clause 4.1 is satisfied or waived, whichever is the later or at such other place or on such other date as may be agreed between the Purchaser and the Vendors.

6.2     Vendors' Obligations on Completion
        On Completion the Vendors shall deliver or make available to the
        Purchaser:

        6.2.1 duly executed transfers of the Shares in favour of the Purchaser or such person as it may direct (a Nominee) accompanied by the relative share certificates;

        6.2.2 the written resignations in the agreed form of each of the directors and secretaries of Group Companies specified in
                Schedule 2 and resignation or removal of such other officers of Group Companies as the Purchaser may notify Dominion from his office to take effect on the date of Completion;

        6.2.3 the certificates of incorporation, corporate seals (if any), and statutory books of each Group Company (duly written up-to-date), the share certificates in respect of all of the shares held by each Group Company or Retained Group Company in Subsidiaries or associated companies and transfers of all shares in the Group Companies held by nominees for Retained Group Companies in favour of the Purchaser or as it may direct;

        6.2.4 all such other documents (including any necessary waivers of pre-emption rights or other consents) as may be required to enable the Purchaser and/or its nominee to be registered as the holder(s) of the Shares;

        6.2.5 a power of attorney in the agreed form duly executed as a deed by each registered holder of the Shares;

        6.2.6 a release in a form reasonably acceptable to the Purchaser duly executed as a deed by the chargee releasing the Company and each other Group Company from every charge entered into for the benefit of the Retained Group;

        6.2.7 letters of resignation in the agreed form duly executed by the existing auditors of each Group Company, together with evidence that such letters have been deposited at the registered office of that company in accordance with section 392 of the Companies Act, with a statement that there are no circumstances connected with such resignation which they consider should be brought to the attention of the members or creditors of such company;

        6.2.8 a copy of a resolution of the Board of Directors (certified by a duly appointed officer as true and correct) of each of Dominion and the Vendors, authorising the execution of and the performance by it of its obligations under this Agreement and each other document to be executed by it;

        6.2.9 a legal opinion from Dominion in the agreed form confirming the due incorporation of Dominion and DEI UK, Inc. and that each is, so far as appropriate, duly authorised to enter into this Agreement and every other document to be executed by it and this Agreement and such documents are valid and binding on and enforceable against it;

        6.2.10 an acknowledgement in the agreed form from Dominion and the Vendors to the effect that there are no loans or other indebtedness owing at Completion from any Group Company to any member of the Retained Group; and

        6.2.11 written confirmations in the agreed form as to the respective bank balances of each Group Company as at the close of business on the last Business Day prior to Completion.

6.3     Board Resolutions of the Principal Group Companies
        On Completion the Vendors shall procure the passing of Board Resolutions of each Group Company inter alia:

        6.3.1 accepting the resignations referred to in Clause 6.2.2 and appointing such persons (within the maximum number permitted by the Articles of Association) as the Purchaser may nominate as directors;

        6.3.2 approving the registration of the share transfers referred to in Clause 6.2 subject only to their being duly stamped;

        6.3.3 accepting the resignations referred to in Clause 6.2 and appointing Coopers & Lybrand or their successors as auditors of each Group Company;

        and shall hand to the Purchaser duly certified copies of such Resolutions.

6.4     Shareholder Resolutions
        On Completion, Dominion shall procure that the names of the Company and Dominion UK and any other Group Company with the word Dominion in its name are changed to a name nominated by PowerGen which shall be a name not incorporating the word "Dominion" or any words resembling the same.

6.5     Payment of Price
        Against compliance with the foregoing provisions the Purchaser shall satisfy, and PowerGen procure satisfaction of, the purchase consideration in the manner specified in Clause 3.

6.6 If Dominion or any of the Vendors fails or is unable to perform or procure the performance of any material obligation required to be performed pursuant to Clause 6 by the date on which Completion is required to occur, without prejudice to any other right, remedy, action or claim available to it, the Purchaser shall not be obligated to complete the sale and purchase of the Shares and may, in its absolute discretion, by written notice to Dominion:

                (a) rescind this Agreement, without liability on the part of the
                    Purchaser; or

                (b) elect to complete this Agreement on that date, to the extent that Dominion and/or each of the Vendors is ready, able and willing to do so, and specify and later date on which Dominion and/or the Vendors shall be obliged to complete or procure the completion of the outstanding obligations of Dominion and/or the Vendors; or

                (c) elect to defer the completion of this Agreement by not more than five (5) Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 6.6 shall apply, mutatis mutandis, if Dominion and/or any of the Vendors fails or is unable to perform any such obligations on such other date.

7       Warranties

7.1     Incorporation of Schedule 3
        7.1.1 Dominion and the Vendors jointly and severally warrant and represent to the Purchaser in the terms set out in Schedule 3 subject only to:

                (i) any matter which is fairly disclosed in or pursuant to the Disclosure Letter and any matter expressly referred to in the Audited Accounts or expressly provided for under the terms of this Agreement; and

                (ii) any matter or thing hereafter done or omitted to be done prior to Completion pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.

        7.1.2 Each of Dominion and the Vendors agrees to waive the benefit of all rights (if any) which any of them may have against any Group Company, or any present or former officer or employee of any such company, on whom any of them may have relied in agreeing to any term of this Agreement or any statement set out in the Disclosure Letter and each of them undertakes not to make any claim in respect of such reliance.

        7.1.3 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

        7.1.4 Each of Dominion and the Vendors shall, as soon as it becomes aware thereof, notify the Purchaser of any fact or matter occurring prior to Completion which would have constituted a breach of warranty had it occurred and not been disclosed prior to the date hereof.

7.2 Dominion undertakes to PowerGen as trustee for the Purchaser, the Company and Dominion UK and the Nominee (together an Indemnified Person) to indemnify and hold harmless and keep indemnified each Indemnified Person against any Cost of the Company and/or Dominion UK other than any liability to pay or repay interest or principal or other fees or expenses in accordance with the terms of the financing agreements specified as documents 15, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, 36,
        39 in the Disclosure Documents as defined in the Disclosure Letter or any failure to make such payments or arising from the holding or ownership of the Shares in each case provided that such Cost shall arise before or at Completion or after Completion by reason of any matter or event existing or occurring before Completion save to the extent that:-

        7.2.1 specific provision therefor (as evidenced by the working papers made available by Deloitte and Touche to Coopers & Lybrand) has been made in the Dominion Audited Accounts: or

        7.2.2   the relevant Cost, is in respect of taxation and:

                        (a) such taxation was discharged (whether by payment or
                            by the utilisation of any relief, allowance or credit in respect of taxation) prior to Completion; or

                        (b) such taxation arises or is increased as a result of
                            any increase in rates of taxation or imposition of new taxation legislation or any change in applicable law, regulation or regulatory requirements or practice made after Completion whether with or without retrospective effect; or

                        (c) such taxation would not have arisen but for or is
                            increased by any voluntary act, omission, transaction or arrangement of the Purchaser, any Group Company or any Company controlled by the Purchaser or a person or persons controlling the Purchaser (construing "controlled" and "controlling" in accordance with Section 416 of the Taxes Act
                            1988) after Completion; or

                        (d) such taxation would not have arisen but for, or has
                            been increased by:-

                           (l) a disclaimer, claim or election made or notice or consent given after Completion by the Purchaser or any Group Company otherwise than at the request of the Vendors; or

                           (ll) a failure or omission by any Group Company to
                                make any claim, election, surrender or
                                disclaimer or give any notice or consent or do any other thing after Completion the making, giving or doing of which was taken into account or assumed in computing the provision for taxation (including the provision for the deferred taxation) in the Audited Accounts or which could have been made, given or done after Completion or requested by the Vendors; or

                        (e) such taxation would not have arisen but for some
                            transaction occurring at the request or with the approval of the Purchaser or its representatives; or

                        (f) such taxation arises from any change in accounting
                            or taxation policy or practice of or effecting any Group Company, including the method of submission of taxation returns, introduced or having effect on or after Completion; or

                        (g) the Purchaser or any Group Company has a right of
                            recovery in respect of such taxation from a person or persons other than the Vendors or any member of the Retained Group.

7.3     If:-

               (i) any provision or other liability taken into account in compiling the Audited Accounts shall be found to be an over-provision or excessive (the amount of such over-provision or excess being hereinafter referred to as an "Over-provision"); or

               (ii) the assets of any Group Company shall be found to have been understated in the Audited Accounts having regard to the accounting practices and policies adopted in compiling those accounts (the "Understatement"); or

               (iii) any taxation which has resulted in a payment by the Vendors hereunder falling due under this Agreement shall give rise to an actual saving (the "Saving") of Taxation for a Group Company or the Purchaser; or

               (iv) any sum is received by a Group Company which has previously been written-off as irrecoverable in the accounts of a Group Company for any accounting period ended on or before the Balance Sheet Date (the "Credit");

               then the amount of the Over-provision, Understatement, Saving or Credit shall be set-off against any payment then due from the Vendors under Clause 7.2.

7.4 The Purchaser shall at the request of any of the Vendors procure that any Group Company uses all Reliefs, (other than any Relief arising or accruing after Completion) available to it or which would have been available to it if such Relief had not been used after Completion otherwise than at the request of the Vendors against any taxation for which a claim could have been made under Clause 7.2 (including by way of surrender from one company to another) and makes all elections, so as to reduce or eliminate the Vendors' liability under Clause 7.2 or in respect of the Vendors liability under the Warranty in paragraph 4.1 of
        Schedule 3.

7.5 If the Vendors shall become liable to make any payment in respect of taxation under Clause 7.2 or in respect of the Vendors liability under the Warranty in paragraph 4.1 of Schedule 3 any of the Vendors may at its option and wholly and partly instead of making a payment under Clause 7.2 or in respect of the Vendors liability under the Warranty in paragraph 4.1 of Schedule 3 surrender or procure the surrender (without payment) to a Group Company of group relief (as defined in Section 402 of the Taxes Act 1988) or advance corporation tax in order to eliminate or reduce the liability to make the payment of taxation which has given rise to the claim. The Purchaser shall procure that the relevant Group Company shall take without delay (and in any event within any applicable statutory time limit) all such steps as may reasonably be required by such Vendor to facilitate or permit the surrender of group relief or advance corporation tax mentioned above.

7.6     Limitation of Liability
        Notwithstanding the provisions of Clause 7.1 to 7.5 Dominion and the Vendors shall not be liable under this Agreement:

        7.6.1   Time Limits
                In respect of any claim unless notice of such claim is given in writing by the Purchaser to Dominion UK, Inc. on behalf of the Vendors setting out in such detail as is reasonably practicable of the matter in respect of which the claim is made including an estimate of the amount of such claim, if practicable, within 15 months following Completion and any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six months after the time limit set out above (or, in the case of a claim in relation to a contingent liability, six months after it becomes an actual liability and due and payable) unless legal proceedings in respect of it
                (i) have been commenced by being both issued and served and (ii) are being pursued with reasonable diligence;

        7.6.2   Minimum Claims
                In respect of any claim arising from any single circumstance if the amount of the claim does not exceed (pound)500,000 (save that claims relating to a series of connected matters shall be aggregated for this purpose) but the Vendors shall not be liable for a claim in excess of that amount unless the liability determined or agreed in respect of any such claim (excluding interest, costs and expenses) also exceeds that amount;

        7.6.3   Aggregate Minimum Claims
                In respect of any claim unless the aggregate amount of all claims for which the Vendors would otherwise be liable under this Agreement exceeds (pound)5,000,000;

        7.6.4   Maximum Claims
                In respect of any claim to the extent that the aggregate amount of the liability of the Vendors for all claims made under this Agreement would exceed (pound)400,000,000;

        7.6.5   Contingent Liabilities
                In respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable on or before the date which is 27 months after the date of Completion;

        7.6.6   Provisions in the Accounts
                In respect of any claim if and to the extent that proper provision or reserve is specifically made (as evidenced by the working papers made available by Deloitte and Touche to Coopers & Lybrand) for the matter giving rise to the claim in the Audited Accounts; or

        7.6.7 In respect of any matter, act, omission or circumstance (or any combination thereof) to the extent that the same would not have occurred but for:

                (i)     Voluntary Acts of Purchaser

                        any voluntary act, omission or transaction of the Purchaser or any member of the Purchaser's Group or any of the Group Companies, or their respective directors, employees or agents or successors in title, after Completion done or omitted otherwise than in the ordinary course of the business of the relevant company;

                (ii)    Changes in Legislation

                        the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement;

                (iii)   Accounting and Taxation Changes

                        any change in accounting or Taxation policy, bases or practice of the Purchaser or any of the Group Companies introduced or having effect after Completion;

        7.6.8   Insurance
                In respect of any claim to the extent that any losses arising from such claim (i) are covered by a policy of insurance in force on the date of this Agreement or (ii) would have been so covered had such policy of insurance been maintained beyond the date of this Agreement (whether in respect of any Group Company or any successor or assignee to the whole or any part of any such company's trade, business, assets or liabilities) in either case other than a policy with Coppice or any other captive insurance company in the Group to the extent liability has not been reinsured outside the Group;

        7.6.9   Net Benefit
                In respect of any claim for any losses suffered by the Purchaser or any of the Group Companies to the extent of any corresponding savings by or net benefit to the Purchaser or any other member of the Purchaser's Group or any other Group Company arising therefrom;

7.7     Mitigation of Loss
        The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to mitigate any potential losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

7.8     Conduct of Claims
        7.8.1 If the Purchaser or any Group Company becomes aware of any matter that is likely to give rise to a claim against Dominion and/or the Vendors under this Agreement notice of that fact shall be given as soon as reasonably practicable to Hackwood Secretaries Limited on behalf of the Vendors.

        7.8.2 Without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall give, and shall procure that the relevant Group Companies give, subject to their being indemnified against any liability, loss, damage or expense arising therefrom and to the Vendors and/or their advisers giving such undertakings relating to the maintenance of confidentiality as the Purchaser shall reasonably require, all such information of a non-confidential or privileged nature and assistance, including access to premises and personnel, and the right to examine assets, accounts, documents and records, as the Vendors or their accountants or professional advisers may reasonably require solely for the purpose of investigating the matter or circumstances giving rise to the claim.

        7.8.3 If the claim in question is a result of or in connection with a claim or by liability to a third party then:

                (i) no admission of liability shall be made by or on behalf of the Purchaser or any Group Company and the claim shall not be compromised, disposed of or settled without the consent of Dominion UK, Inc (for itself and on behalf of the other Vendor and Dominion) (such consent not to be unreasonably withheld or delayed);

                (ii) without prejudice to (i) above the Purchaser shall cause the relevant Group Company to take such action as the Vendors shall reasonably request to avoid, resist or compromise any such claim (subject to the relevant Group Company being entitled to employ its own legal advisers and being indemnified and secured to its reasonable satisfaction by Dominion against loss and damage and all reasonable costs and expenses, including those of its legal advisers, incurred in connection with such claim);

                (iii) the Purchaser shall cause the relevant Group Company to consult as full as is reasonably practicable with a designated representative of the Vendors as regards selection of solicitors, counsel and the conduct of proceedings arising out of such claim.

  7.9   Prior Receipt

        If Dominion or the Vendors pay an amount in discharge of any claim under this Agreement and the Purchaser or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim and which would not otherwise have been received by the Purchaser, the Purchaser shall pay, or shall procure that the relevant Group Company pays, to the Vendors an amount equal to (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery or (ii) if less, the amount previously paid by Dominion and/or the Vendors to the Purchaser in respect of the claim.

 7.10   Double Claims

        The Purchaser shall not be entitled to recover from Dominion and the Vendors under this Agreement full reimbursement more than once in respect of the same damage suffered.

 7.11   Tax

        In calculating the liability of the Vendors for any breach of this Agreement, there shall be taken into account the amount (if any) by which any Taxation for which the Purchaser or any Group Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability.

 7.12   Effect of Completion

        The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction of the condition contained in Clause 4.1), except by a waiver or release by the Purchaser.

    8   Indemnity and Section 338 Election

  8.1   Indemnity

        With effect from Completion the Purchaser shall indemnify the Vendors, as trustees for themselves and any other member of the Retained Group who was a shareholder in the Company in the preceding twelve months, from and against any claim in respect of a liability which has been contracted prior to the date hereof and which has been disclosed to the Purchaser in the Disclosure Letter which may be made against any of them in the winding-up of the Company as contributories by reason that they were past members of the Company.

  8.2   Section 338 Election

        The Purchaser agrees that, if requested by Dominion, it shall cooperate with Dominion in making an election under Section 338 of the Internal Revenue Code of 1986 with respect to the sale of the Shares, provided that Dominion shall indemnify the Purchaser for any costs or increase in tax liability incurred as a result of making the Section 338 election. Upon receiving such request, the Purchaser shall, having made reasonable enquiries, notify Dominion of any liabilities which are likely to give rise to a claim under such indemnity and upon receiving such notification, Dominion may withdraw the relevant request.

    9   Access to Records

        The Purchaser acknowledges that the Vendors and their accountants and any competent regulatory body will require access to the books and records of the Group Companies after Completion in order to enable the Vendors to prepare their accounts, to avail themselves of any US tax credit for foreign taxes paid and to file any returns or provide any information required by any regulatory body and to defend any returns and to participate in any audit on such returns. The Purchaser shall give, and shall procure that the relevant Group Companies give, all such information and assistance, including access to premises and personnel, and the right to examine and copy any accounts, documents and records of the relevant Group Companies as the Vendors or their accountants may reasonably request subject to the Vendors and/or their accountants giving such undertaking relating to the maintenance of confidentiality as the Purchaser shall reasonably require.

   10   Other Provisions

 10.1 Following Completion, Dominion and the Vendors undertake to the Purchaser to use reasonable endeavours to obtain the release of each Group Company from any Intra-Group Guarantees to which it is a party and, pending such release, to indemnify the relevant Group Company against all amounts paid by it after the date of the Agreement to any third party pursuant to any such Intra-Group Guarantee in respect of any liability of any member of the Retained Group (and all Costs incurred in connection with such liability) arising on or after the date of this Agreement.

 10.2   Announcements

        10.2.1 Pending Completion, the Vendors and the Purchaser shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognised stock exchange, consult together as to the terms of, the timetable for and manner of publication of, any formal announcement or circular to shareholders, employees, customers, suppliers, distributors and sub-contractors and to any recognised stock exchange or other authorities or to the media or otherwise which either may desire or be obliged to make regarding this Agreement. Any other communication which the Purchaser or the Vendors may make concerning the foregoing matters shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognised stock exchange, be consistent with any such formal announcement or circular as aforesaid.

        10.2.2 Subject to Clause 10.2.1, neither party shall pending Completion make or authorise or issue any formal announcement or circular concerning the subject matter of this Agreement or any other document or transaction referred to in or contemplated by this Agreement save to the extent required by the rules and regulations of any stock exchange, regulatory authority or by law.

        10.2.3 If Completion does not take place the Purchaser shall forthwith hand over or procure the handing over of all accounts, records, documents and papers of or relating to the Vendors and each Group Company which shall have been made available to it and all copies or other records derived from such materials, and expunge any information derived from such materials or otherwise concerning the subject matter of this Agreement from any computer, wordprocessor or other device containing information Provided that this shall not apply to information available from public records or information lawfully acquired (which shall not include any information acquired in breach of any confidentiality obligations) by the Purchaser otherwise than from the Vendors or their agents or any Group Company.

 10.3   Successors and Assigns

        10.3.1 Subject to Clause 10.3.2, this Agreement is personal to the parties to it. Accordingly, neither the Purchaser nor the Vendors may, without the prior written consent of the others, assign the benefit of all or any of the other's obligations under this Agreement, nor any benefit arising under or out of this Agreement nor shall the Purchaser be entitled to make any claim against the Vendors in respect of any loss which it does not suffer in its own capacity as beneficial owner of the Shares.

        10.3.2 Except as otherwise expressly provided in this Agreement, either the Vendors or the Purchaser may, without the consent of the other, assign to a connected company the benefit of all or any of the other party's obligations under this Agreement provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a connected company. For the purposes of this sub-clause a connected company is a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company.

 10.4   Remedies

        10.4.1 This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. The Purchaser acknowledges that it has not been induced to enter into this Agreement by, and so far as is permitted by law and except in the case of fraud, hereby waives any remedy in respect of, any warranties, representations and undertakings not incorporated into this Agreement.

        10.4.2 So far as is permitted by law and except in the case of fraud, the parties agree and acknowledge that the only right and remedy which shall be available to the Purchaser in connection with or arising out of or related to any of the statements contained in this Agreement shall be damages in contract for breach of this Agreement and not rescission of this Agreement, nor damages in tort or under statute (whether under the Misrepresentation Act 1967 or otherwise), nor any other remedy.

        10.4.3 Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

        10.4.4 In Clauses 10.4.1 to 10.4.3 "the Agreement" includes the Disclosure Letter and all documents entered into pursuant to this Agreement.

 10.5   Authorities and Consents

        Each of the parties represents and warrants to the other parties that

                  (i) it has the corporate power and authority to enter into and perform its obligations under this Agreement;

                 (ii) its entry into this Agreement and performance of its
                      obligations hereunder do not require the consent of any governmental authority or (except in the case of PowerGen approval of its shareholders) other third party; and

                (iii) its obligations constitute valid and binding obligations and will be enforceable in accordance with their terms except as may be provided by the provisions of any applicable insolvency or similar laws and general principles of equity.

 10.6   Variation

        No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

 10.7   Time of the Essence

        Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.

 10.8   Further Assurance

        At any time after the date of this Agreement the Vendors shall and shall use their best endeavours to procure that any necessary third party shall at the cost of the Purchaser execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement.

 10.9   Costs

        The Vendors shall bear all legal, accountancy and other costs and expenses incurred by them in connection with this Agreement and the sale of the Shares. The Purchaser shall bear all such costs and expenses incurred by it.

10.10   Interest

        If the Vendors or the Purchaser default in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of the Vendors or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 10 per cent. Such interest shall accrue from day to day.

10.11   Notices

        10.11.1 Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

                In the case of any of the Vendors to Dominion Resources, Inc.
                at:

        901 E. Byrd Street
        Richmond
        Virginia 23219

        Fax: (804) 775 5819

        Attention: James F. Stutts

                In the case of PowerGen or the Purchaser to               at:

        PowerGen plc
        53 New Broad Street
        London
        EC2M 1JJ

        Fax: 0171 826 2716

        Attention:                              The Company Secretary

        10.11.2 Any such notice or other communication shall be delivered by hand or sent by courier, fax or prepaid first class post. If sent by courier or fax such notice or communication shall conclusively be deemed to have been given or served at the time of despatch, in case of service in the United Kingdom, or on the following Business Day in the case of international service. If sent by post such notice or communication shall conclusively be deemed to have been received two Business Days from the time of posting, in the case of inland mail in the United Kingdom or three Business Days from the time of posting in the case of international mail. If delivered by hand such notice or communication shall conclusively be deemed to have been given or served at the time of delivery.

10.12   Severance

        If any term or provision in this Agreement is be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

10.13   Counterparts

        This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

10.14   Restrictive Trade Practices

        Notwithstanding any other provision of this Agreement, no provision of this Agreement which is of such a nature as to make the Agreement liable to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after that on which particulars thereof have been duly furnished to the Director General of Fair Trading pursuant to the said Act. This Clause shall not apply if this Agreement is a non-notifiable agreement within the meaning of Section 27A of the Restrictive Trade Practices Act. For the purposes of this Clause 10.12, the term "Agreement" shall include every other agreement which forms part of the same arrangement.

10.15   Governing Law and Submission to Jurisdiction

        10.15.1 This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law and all the parties irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and such documents.

        10.15.2 Dominion and the Vendors irrevocably agree that a final judgment or order (which is not subject to any appeal) of any court referred to in this Clause in connection with this Agreement is conclusive and binding on each of them and may be enforced against it in the courts of any other jurisdiction.

        10.15.3 Dominion and the Vendors irrevocably consent to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Agreement or any other usual address, mail or in any other manner permitted by English law, the law of the place of service or the law of the jurisdiction where proceedings are instituted.

        10.15.4 Dominion and the Vendors shall maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement for a period of two years from the date of this Agreement. Such agent shall initially be Hackwood Secretaries Limited currently of One Silk Street, London EC2Y 8HQ and any writ, judgment or other notice of legal process shall be sufficiently served on Dominion and the Vendors if delivered to such agent at its address for the time being. Dominion and the Vendors irrevocably undertake not to revoke the authority of the above agent during the two year period referred to above.

        10.15.5 The Vendors hereby appoint Hackwood Secretaries Limited, at its registered office for the time being, (being at the date hereof at One Silk Street, London EC2Y 8HQ), to act as its agent to accept service of process out of the English Courts in relation to all matters arising out of this Agreement.

        In witness whereof this Agreement has been duly executed.

        SIGNED by Thos. E. Capps
        on behalf of DOMINION
        RESOURCES, INC.
        in the presence of:
        A.G. Hickinbottom



        SIGNED by Thomas F. Farrell, II Vice
        President of DEI UK, Inc.
        on behalf of DR NOTTINGHAM
        INVESTMENTS
        in the presence of:
        A.G. Hickinbottom


        SIGNED by Edgar M. Roach
        on behalf of DEI U.K., INC.
        in the presence of:
        A.G. Hickinbottom


        SIGNED by (NOT LEGIBLE)
        on behalf of POWERGEN
        INVESTMENTS LIMITED
        in the presence of:
        (NOT LEGIBLE)



        SIGNED by  (NOT LEGIBLE)
        on behalf of POWERGEN PLC
        in the presence of:
        A.G. Hickinbottom

                                   Schedule 1

                                     Part 1
                    Particulars of Vendors, Shares Sold etc.

(1)                             (2)
Names and Addresses of          Shares Sold
Vendors

DR Nottingham Investments       636,742,800
PO Box 444, Woodyard
Lane, Wollaton, Nottingham
NG8 1EZ

DEI U.K., Inc.                  2,557,210
901 E. Byrd Street
Richmond
Virginia 23219




                                     Part 2
                           Particulars of the Company

Registered Number:                   3277352

Registered Office:                   PO Box 444, Woodyward Lane,
                                     Wollaton, Nottingham NG8 1EZ

Date and place of incorporation:     7th November 1996, England & Wales

Directors:                           DEI UK, Inc., Dominion Energy
                                     U.K., Inc.

Secretary:                           DEI UK, Inc.

Issued and fully paid-up             639,300,010 Ordinary Shares of
Share Capital:                       (Pound)1 each

                                   Schedule 2

              Directors of Group Companies to resign on Completion

         Name

         Thos. E. Capps

         Thomas F. Farrell, II

         Edgar M. Roach

         William G. Thomas

         James L. Trueheart

         Thomas N. Chewning

         David L. Heavenridge

         DEI UK Inc.

         Dominion Energy UK Inc.

                                   Schedule 3

  1     Authority and Capacity of the Vendors

1.1 Each of the Vendors and the Group Companies are companies duly incorporated and validly existing under their respective laws of incorporation.

1.2 Each of the Vendors has the requisite power and authority to enter into and perform this Agreement and any other documents to be executed by the Vendors pursuant to or in connection with this Agreement which when executed will constitute valid and binding obligations on each Vendor, in accordance with their respective terms.

1.3 The Vendors are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares set opposite their names in
        Part 1 of Schedule 1 on the terms of this Agreement without the consent of any third party. The Shares comprise the whole of the allotted and issued share capital of the Company, have been properly and validly allotted and issued and are each fully paid.

1.4 The Company or a Subsidiary is the sole beneficial owner of the issued share capital, debentures or other securities of each of the Subsidiaries. With the exception of the Shares, the Retained Group has no interest in any shares, debentures in or other securities of any Group Company. There is no security interest over or affecting any of the Shares or, so far as the Vendors are aware, the shares of the Subsidiaries held by Group Companies.

1.5 No Group Company has any interest in the share capital of any other company representing 20 per cent. or more of such company's issued share capital (except in Group Companies) nor any interest in shares, debentures or other securities of any company involving an undischarged or continuing liability to make any payments.

1.6 Neither the Company nor Dominion UK has at any time since its incorporation, traded.

1.7 So far as the Vendors are aware, no order has been made, petition presented, resolution passed or meeting convened for the winding up of any Group Company.

1.8 So far as the Vendors are aware, no petition has been presented or other proceedings commenced for an administration order to be made in relation to any Group Company, nor has any such order been made.

1.9 So far as the Vendors are aware, no Group Company is insolvent or unable to pay its debts as they fall due.

  2     Compliance

2.1 So far as the Vendors are aware each Group Company has, since 31 March 1997, conducted its business and corporate affairs in all material respects with all applicable laws and so far as the Vendors are aware no Group Company has since 31 March 1997 received notification that any investigation or inquiry is being or has been conducted by any authority, governmental agency or regulator nor in respect of the business or affairs of the Group which will or is reasonably likely to have a material adverse effect on the Group.

2.2 So far as the Vendors are aware, none of the Group Companies has since March 1997 entered into any material commitment or understanding with any regulator which has not been disclosed to the Purchaser prior to the date hereof. For the purposes of this warranty any commitment or understanding is considered to be material if it would result in any Group Company incurring expenditure in excess of (Pounds)5,000,000 or would directly result in the turnover of the Group being reduced by such amount.

  3     Accounts

3.1     Dominion Audited Accounts

        The Dominion Audited Accounts give a true and fair view of the state of affairs of the Group as at 28 December 1997 and of its results for the financial period ended on that date and have been prepared in accordance with the Companies Act 1985 and accountancy principles generally accepted at that date in the United Kingdom.

3.2     Changes since Balance Sheet Date

        Since the Balance Sheet Date, there have been no dividends or other distributions declared, made or paid by the Company to its members and the business of the Group has been carried on in the normal course.

3.3     Financial matters

        There are no outstanding contracts between any Group Company and any member of the Retained Group or any person who is a director of any member of the Retained Group and no outstanding contracts entered into by any Group Company under which such Group Company has in aggregate guaranteed or provided indemnities in respect of indebtedness, liabilities or obligations of any member of the Retained Group (other than any other Group Company) or has made any loan to any member of the Retained Group (other than trade credit in the ordinary course of business).

3.4     Litigation

        Except as plaintiff in the collection of debts arising in the ordinary course of business, so far as the Vendors are aware no Group Company is a plaintiff or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or threatened and which would have a material impact on the financial position of the Group or, so far as the Vendors are aware, pending by or against or concerning any Group Company or any of its assets. For the purposes of this warranty any such proceedings are considered to be material if they would directly result in any Group Company incurring a liability in excess of (Pounds)5,000,000.

3.5     Material Transactions

        Since 31 March 1997, no Group Company has entered into any transaction which would have constituted a Class 2 or Superclass 1 transaction pursuant to Chapter 10 of the Listing Rules of the London Stock Exchange (the Rules) had the shares in EME remained listed on the Official List of the London Stock Exchange. For the purposes of this paragraph 3.5 the percentage ratios in Chapter 10 of the Rules shall be construed by reference to the EME Audited Accounts; and the references to "market capitalisation" in Chapter 10 of the Rules shall be deemed to be a reference to the cash consideration payable on Completion pursuant to this Agreement.

  4     Tax

4.1 Since the Balance Sheet Date no Group Company has been involved in any transaction which has given or is likely to give rise to a material liability to tax on any Group Company other than tax in respect of normal trading income or receipts of the Group Company concerned arising from transactions entered into by it in the ordinary course of business.

4.2 All stamp duty or stamp duty reserve tax on the acquisition of EME by Dominion UK plc has been duly paid or accounted for.

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  5     Net Debt

        As at 24 May 1998, the Net Debt of the Group (Pounds)1,049,447,334 and, since that date, has not increased otherwise than as a result of transactions in the ordinary course of business or as a result of payments of any debt referred to in Schedule 2 to the Disclosure Letter.